Exhibit 99.1

REPRESENTATION PURSUANT TO INSTRUCTION 2 TO ITEM 8.A.4 OF FORM 20-F

In connection with the filing of a Registration Statement on Form F-1 (the “Registration Statement”) by QIWI plc, a public limited company organized under the laws of Cyprus (the “Company”), relating to the Company’s initial public offering, the Company hereby respectfully requests that the Commission waive the requirement of Item 8.A.4 of Form 20-F. The requirement states that the Company must have audited financial statements of a date not older than 12 months from the date of the Registration Statement is publicly filed with the Commission. In connection with this request, the Company represents to the Commission that:

1.	The Company is not required by any jurisdiction outside the United States to have audited financial statements of a date not older than 12 months from the date of filing of its Registration Statement.

2.	Compliance with Item 8.A.4 is impracticable and involves undue hardship for the Company.

3.	At the time the Registration Statement is declared effective, the Company will have audited financial statements not older than 15 months.

QIWI Limited

BY:	/s/ Sergey Solonin
Name:	Sergey Solonin
Title:	Chief Executive Officer

Date: November 5, 2012